Exhibit 99.1

For Immediate Release

TrueCar Reports Third Quarter 2015 Financial Results

Record quarterly revenue and unit sales through Certified Dealers

•	Third quarter total revenue up 28% from a year ago to a record $72.4 million; best-ever transaction revenue of $67.4 million, up 30% year over year.

•	TrueCar users purchased 208,034 vehicles from TrueCar Certified Dealers, up 21% year over year and the most in company history.

•	Net loss of $(11.1) million, or $(0.13) per share, compared to net loss of $(14.7) million, or $(0.18) per share, in the second quarter of 2015.

•	Third quarter Non-GAAP net loss(1) of $(2.1) million, or $(0.03) per share, compared to Non-GAAP net loss of $(3.8) million, or $(0.05) per share, in the second quarter of 2015.

•	Third quarter Adjusted EBITDA(2) of $2.7 million, representing an Adjusted EBITDA margin of 3.7%, up from $0.5 million, representing an Adjusted EBITDA margin of 0.7% in the second quarter of 2015.

•	Third quarter operating cash flow of $2.7 million, up from $1.5 million in the third quarter of 2014.

•	Franchise Dealer count(3) was 8,702 as of September 30, 2015, representing approximately 28% of all new car franchises.
SANTA MONICA, Calif., November 5, 2015 – TrueCar, Inc. (NASDAQ: TRUE), the modern car-buying service, today announced its financial results for the third quarter ended September 30, 2015.

Management Commentary

“I'm pleased with our execution and financial performance for the quarter,” said Mike Guthrie, TrueCar’s Chief Financial Officer and interim Chief Operating Officer.

In the third quarter, TrueCar reached all-time records for unique visitors, prospects and units across all three channels: USAA; TrueCar-branded; and Other Partner. Total unique visitors reached 6.6 million in the third quarter, representing year-over-year growth of 43%.

Traffic in the TrueCar-branded channel alone was 4.6 million, up 55% over last year, while unique visitors in the USAA channel grew 32% year over year, versus just 3% growth last quarter. Traffic in our Other Partner channel also exhibited strong improvement in growth with unique visitors of 1.4 million for the quarter, up 18% year over year, versus 8% traffic growth in the second quarter of this year.

TrueCar's prospect levels crested one million for the first time in the third quarter and grew by 29% year over year, an acceleration over the first and second quarter of this year when prospect growth rates were 21% and 20%, respectively.

TrueCar's Certified Dealer partners sold a record 208,034 new and used vehicles to TrueCar users during the quarter, up 21% from a year ago. USAA units grew by 19% year over year, an acceleration over the past two quarters when unit growth was 10% and 14%, respectively.

(1)	Non-GAAP net loss is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(3)
Franchise Dealer count: We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold by dealers in the TrueCar Certified Dealer network at their locations, and includes both single-location proprietorships as well as large consolidated dealer groups.

Cost per sale in the TrueCar channel improved by 11% sequentially to a near-record low of $193, while units in the channel grew to just under 90,000, up 28% year over year.

"I am particularly excited with the performance of our affinity partner channels this past quarter, where we had healthy growth rates across all of our key metrics," Guthrie said. "In particular, we are working better than ever with our partners at USAA and are pleased that more USAA members than ever are having great car buying experiences at TrueCar Certified Dealers. Also, with new partners such as Sam's Club coming online, we believe our dealer partners will see significant demand from our affinity channels in the fourth quarter and into 2016."

Third Quarter 2015 Financial Highlights

•	Record total revenue of $72.4 million and record transaction revenue of $67.4 million.

•
Net loss of $(11.1) million, or $(0.13) per basic and diluted share, compared to net loss of $(14.7) million, or $(0.18) per share, in the second quarter of 2015. This compares to a net loss of $(13.6) million, or $(0.18) per basic and diluted share, in the third quarter of 2014.

•
Non-GAAP net loss of $(2.1) million, or $(0.03) per basic and diluted share, improved from Non-GAAP net loss of $(3.8) million, or $(0.05) per basic and diluted share in the second quarter of 2015. This compares to Non-GAAP net income of $0.3 million, or $0.00 per basic and diluted share, in the third quarter of 2014.

•	Adjusted EBITDA of $2.7 million, representing an Adjusted EBITDA margin of 3.7%, up from $0.5 million in the second quarter of 2015.

Key Operating Metrics

•	Average monthly unique visitors(4) increased 43% to a record 6.6 million in the third quarter of 2015, up from approximately 4.6 million in the third quarter of 2014.

•	Units(5) increased 21% to 208,034 in the third quarter of 2015, up from 171,775 in the third quarter of 2014.

•	Monetization(6) was $324 during the third quarter of 2015 compared to $303 during the third quarter of 2014.

•	Franchise Dealer count was 8,702 as of September 30, 2015, representing approximately 28% of all new car franchises.

Business Outlook

TrueCar’s guidance for the fourth quarter ending December 31, 2015 is as follows:

•	Revenues are expected to be in the range of $64.0 million to $65.5 million.

•	Adjusted EBITDA is expected to be $0.5 million to $1 million.

Guidance for the full year ending December 31, 2015 is as follows:

•	Revenues are expected to be in the range of $260.2 million to $261.7 million.

•	Adjusted EBITDA is expected to be in the range of $8.0 million to $8.5 million

(4)
Average monthly unique visitors: We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites, or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(5)
Units: We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com and our mobile applications or the car buying sites and mobile applications we maintain for our affinity group marketing partners.

(6)	Monetization: We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our transaction revenue in a given period by the number of units in that period.

Conference Call Information

Members of TrueCar management will host a conference call today, November 5, 2015, to discuss the third quarter results at 4:30 p.m. Eastern Time. To participate, callers in the U.S. and Canada should dial 1-877-407-0789 and international callers should dial 1-201-689-8562 and reference the conference ID: 13620310. In addition, a live webcast of the call will be accessible through the Investor Relations section of TrueCar’s website at ir.true.com and will be archived online for 90 days upon completion of the conference call. A replay of the call will also be available until 11:59 p.m. Eastern Time, on Thursday, November 19, 2015, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the replay pin number: 13620310.  TrueCar has used, and intends to continue to use, its Investor Relations website (ir.true.com), Twitter (@TrueCar), and Facebook (www.facebook.com/TrueCar), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding TrueCar’s outlook for the fourth quarter and full year 2015, future financial results, including revenue and Adjusted EBITDA, future demand from our affinity channels, operational improvements, business strategy, plans and objectives are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may prove incorrect, any of which could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements. Among the risks and uncertainties that could cause TrueCar’s results to differ materially from those expressed or implied by such forward-looking statements include: the ability to grow our network of Certified Dealers, in particular franchise dealers, and to replace dealers that transition off the program; dependence upon affinity group marketing partners, especially USAA; compliance with U.S. federal and state laws and regulations directly or indirectly applicable to TrueCar's business; the ability to compete effectively in an increasingly competitive market and to enhance TrueCar's brand; the ability to continue to innovate and introduce enhanced products for mobile platforms; macro-economic issues that affect the automobile industry; the ability to attract additional qualified personnel, including the hiring of a new Chief Executive Officer; the ability to successfully resolve litigation to which TrueCar is subject; and other risks and uncertainties described more fully under the heading “Risk Factors” in TrueCar’s Annual Report on Form 10-K for the year ended December 31, 2014 and its subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 to be filed with the SEC. All forward-looking statements in this press release are based on information available to TrueCar's management as of the date hereof, and except as required by law, management assumes no obligation to update these forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures; Adjusted EBITDA, Non-GAAP net income (loss), and Non-GAAP net income (loss) per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, income taxes, depreciation and amortization, stock-based compensation, non-cash warrant expense, ticker symbol acquisition costs, certain litigation costs, IPO-related expenses and severance charges. We define Non-GAAP net income (loss) as net loss adjusted to exclude stock-based compensation, non-cash warrant expense, ticker symbol acquisition costs, IPO-related expenses, certain litigation costs and severance charges. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net income (loss) to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net income (loss) should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

We believe that Adjusted EBITDA and Non-GAAP net income (loss) are useful because they facilitate operating performance comparisons on a period-to-period basis as they exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net income (loss) and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance.

Our use of each of Adjusted EBITDA and Non-GAAP net income (loss) has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•
Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the cash costs to advance our claims in respect of certain litigation or the costs to defend ourselves in various complaints filed against us.

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) reflects the cash severance costs due to certain former executives upon separation.

•	Neither Adjusted EBITDA nor Non-GAAP net income (loss) consider the potentially dilutive impact of shares issued or to be issued in connection with share-based compensation or warrant issuances; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net income (loss) differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net income (loss) alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. In addition, in evaluating Adjusted EBITDA and Non-GAAP net income (loss), you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net income (loss) and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net income (loss) that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar, Inc. (NASDAQ: TRUE), the modern car-buying service, gives consumers transparent insight into what others paid and access to guaranteed savings off MSRP from TrueCar Certified Dealers. TrueCar’s network of more than 10,000 trusted Certified Dealers is committed to providing upfront pricing information and a hassle-free buying experience. TrueCar powers car-buying programs for some of the largest U.S. membership and service organizations, including AARP, American Express, AAA, Sam's Club and USAA. Not all program features are available in all states. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow us on Facebook or Twitter.

Investor Contact:
Alison Sternberg
Vice President, Investor Relations and Administration
424-258-8771
asternberg@true.com

Media Contact:
 Alan Ohnsman
Senior Vice President & Chief Communications Officer
424-258-8044
aohnsman@truecar.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$72,405	$56,751	$196,250	$151,178
Costs and operating expenses:
Cost of revenue	5,952	4,666	17,670	12,524
Sales and marketing	43,969	36,399	116,135	97,458
Technology and development	12,340	10,906	33,079	26,751
General and administrative	16,467	14,919	53,643	42,873
Depreciation and amortization	4,477	3,388	12,521	9,474
Total costs and operating expenses	83,205	70,278	233,048	189,080
Loss from operations	(10,800)	(13,527)	(36,798)	(37,902)
Interest income	27	14	71	41
Interest expense	(159)	(27)	(322)	(327)
Other income	—	20	14	30
Loss before provision for income taxes	(10,932)	(13,520)	(37,035)	(38,158)
Provision for income taxes	173	120	432	437
Net loss	$(11,105)	$(13,640)	$(37,467)	$(38,595)
Net loss per share:
Basic and diluted	$(0.13)	$(0.18)	$(0.46)	$(0.56)
Weighted average common shares outstanding, basic and diluted	82,417	76,880	81,637	68,315

TRUECAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sept 30, 2015	Dec 31, 2014

Assets
Current assets
Cash and cash equivalents	$123,706	$147,539
Accounts receivable, net	37,392	28,748
Prepaid expenses	5,076	5,193
Other current assets	1,848	3,040
Total current assets	168,022	184,520
Property and equipment, net	67,978	30,731
Goodwill	53,270	53,270
Intangible assets, net	24,848	27,949
Other assets	989	482
Total assets	$315,107	$296,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$22,733	$12,826
Accrued employee expenses	5,798	14,245
Accrued expenses and other current liabilities	13,309	11,783
Total current liabilities	41,840	38,854
Deferred tax liabilities	2,660	2,245
Lease financing obligations, net of current portion	27,020	6,093
Other liabilities	546	562
Total liabilities	72,066	47,754

Stockholders’ Equity
Common stock	8	8
Additional paid-in capital	491,489	460,179
Accumulated deficit	(248,456)	(210,989)
Total stockholders’ equity	243,041	249,198
Total liabilities and stockholders’ equity	$315,107	$296,952

TRUECAR, INC.
SELECTED CASH FLOW DATA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net cash provided by (used in) operating activities	$2,745	$1,526	$(9,712)	$(4,904)
Net cash used in investing activities	(5,594)	(5,549)	(19,626)	(6,988)
Net cash provided by financing activities	586	5,177	5,505	81,072
Net (decrease) increase in cash and cash equivalents	(2,263)	1,154	(23,833)	69,180
Cash and cash equivalents at beginning of period	125,969	111,845	147,539	43,819
Cash and cash equivalents at end of period	$123,706	$112,999	$123,706	$112,999

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net loss	$(11,105)	$(13,640)	$(37,467)	$(38,595)
Non-GAAP adjustments:
Interest income	(27)	(14)	(71)	(41)
Interest expense	159	27	322	327
Depreciation and amortization	4,477	3,388	12,521	9,474
Stock-based compensation	7,531	9,440	26,151	20,978
IPO-related expenses	—	—	—	3,717
Warrant (reduction) expense	(308)	3,675	(788)	8,289
Ticker symbol acquisition costs	—	—	—	803
Certain litigation costs (1)	1,180	864	5,742	1,239
Severance charges (2)	571	—	571	—
Provision for income taxes	173	120	432	437
Adjusted EBITDA	$2,651	$3,860	$7,413	$6,628

(1)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc., complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and securities class action lawsuits. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(2)
We incurred severance costs for four executive-level employees who terminated during the third quarter of 2015.  We use Adjusted EBITDA and Non-GAAP Net Income as measures of our on-going core operations and to evaluate comparative results period over period.  We believe excluding the impact of these coincident terminations from the third quarter is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.  We expect to incur additional executive severance costs in the fourth quarter of 2015 in connection with the previously announced resignation of our Chief Executive Officer to be effective no later than December 31, 2015.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET LOSS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net loss	$(11,105)	$(13,640)	$(37,467)	$(38,595)
Non-GAAP adjustments:
Stock-based compensation	7,531	9,440	26,151	20,978
IPO-related expenses	—	—	—	3,717
Warrant (reduction) expense	(308)	3,675	(788)	8,289
Ticker symbol acquisition costs	—	—	—	803
Certain litigation costs (1)	1,180	864	5,742	1,239
Severance charges (2)	571	—	571	—
Non-GAAP net (loss) income	$(2,131)	$339	$(5,791)	$(3,569)

Non-GAAP net loss per share:
Basic	$(0.03)	$0.00	$(0.07)	$(0.05)
Diluted	$(0.03)	$0.00	$(0.07)	$(0.05)

Weighted average common shares outstanding:
Basic	82,417	76,880	81,637	68,315
Diluted	82,417	88,604	81,637	68,315

(1)
The excluded amounts relate to legal costs incurred in connection with a claim we filed against Sonic Automotive Holdings, Inc., complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and securities class action lawsuits. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(2)
We incurred severance costs for four executive-level employees who terminated during the third quarter of 2015.  We use Adjusted EBITDA and Non-GAAP net income as measures of our on-going core operations and to evaluate comparative results period over period.  We believe excluding the impact of these coincident terminations from the third quarter is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of ongoing operating results.  We expect to incur additional executive severance costs in the fourth quarter of 2015 in connection with the previously announced resignation of our Chief Executive Officer to be effective no later than December 31, 2015.